Exhibit 6.1

PLATFORM ACCESS AGREEMENT

THIS PLATFORM ACCESS AGREEMENT (“Agreement”) with an effective date of ___, 2023 (“Effective Date”), is entered into by and between Jukebox Hits Vol. 1 LLC (the “Company”), a limited liability company formed in Delaware and Jukebox Technology LLC (the “Platform Provider”), a Delaware limited liability company (collectively the “Parties” and individually a “Party”).

RECITALS

WHEREAS, Platform Provider owns the Jukebox web-based located at https://www.jkbx.com (the “Jukebox Platform”);

WHEREAS, the Company was established to facilitate and manage investors’ economic exposure to the Company’s contractual right to receive a portion o the royalties, fees, and other income streams (“Income Interests”) related to or derived from musical songs, compositions, sound recordings, portfolios or catalogs from certain purchase agreements (the rights of the Company under such purchase agreements, the “Royalty Rights”) and will issue contractual rights (the “Royalty Shares”) to receive a specified portion of royalties, fees, and other income streams the Company receives that relate to Royalty Rights, and desires to provide such investors with access to the Jukebox Platform; and

WHEREAS, Platform Provider is willing to grant access to the Jukebox Platform and associated Intellectual Property to the Company and its Manager (defined below), subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, including the mutual covenants and agreements set forth herein, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The terms defined below shall have the following meanings for purposes of this Agreement:

Section 1.1 Affiliate. “Affiliate” of a Party means any entity controlled by, controlling, or under common control with such Party, where “control” in any of the foregoing forms means ownership, either direct or indirect, of more than 50% of the equity interest entitled to vote for the election of directors or equivalent governing body. An entity shall be considered an Affiliate only so long as such entity continues to meet the foregoing definition.

Section 1.2 Effective Date. “Effective Date” shall mean the effective date of this Agreement as set forth above.

Section 1.3 Intellectual Property. “Intellectual Property” shall mean and include any and all of Platform Provider’s patents and similar industrial property rights (including patent applications, divisionals, continuations, continuations in part, reissues, reexaminations, and extensions of any of the foregoing), inventions, formulae, processes, designs, patterns, know-how, methods, programs, systems, procedures, copyrights, trade secrets, information, data, specifications, works of authorship, mask works, software (including object code, source code, and scripting code), test programs, manufacturing techniques and descriptions, trade names and trademarks (including JUKEBOX and JKBX trademarks), marketing materials, logistic management ideas and support, back-end production management and support, and any other items of intangible or intellectual property (whether or not in documentary form and whether or not patentable or copyrightable).

Section 1.4 Manager. “Manager” refers to Double Platinum Management LLC, a Delaware limited liability company that is the sole member and manager of the Company.

Section 1.5 Third Party. “Third Party” means and includes any individual, corporation, trust, estate, partnership, joint venture, company, association, league, governmental bureau or agency, or any other entity regardless of the type or nature thereof who is not a Party or an Affiliate of a Party.

ARTICLE II

GRANT OF PLATFORM ACCESS AND RIGHTS

Section 2.1 Access. Subject to the restrictions and limitations, if any, imposed by Platform Provider’s licensors, and subject to the terms and conditions herein, Platform Provider hereby grants to the Company and Manager each a non-exclusive right to access and use the Jukebox Platform and associated Intellectual Property (“Access Right”) in connection with the offering, trading and management of Royalty Shares, and the right to further grant access to the Jukebox Platform to investors and to potential investors.

Section 2.2 Title. Legal title to the Jukebox Platform and all associated Intellectual Property is and shall remain the sole and exclusive property of Platform Provider or its licensors.

ARTICLE III

CONFIDENTIALITY

Section 3.1 Definition of Confidential Information. The Parties acknowledge that, from time to time, one Party (“Discloser”) may disclose to the other Party (“Recipient”) information: (a) which is marked with “confidential” or a similar legend; or (b) which is described orally and designated as confidential; or (c) which would, under the circumstances, be understood by a reasonable person to be confidential (“Confidential Information”). Any unmarked or oral information between employees of the Parties discussing Confidential Information will be Confidential Information by default whether or not declared confidential and whether or not it is subsequently described in writing. Upon subsequent disclosure of previously disclosed Confidential Information to Recipient by Discloser, the information will remain Confidential Information even if not identified as confidential information at the subsequent disclosure.

Section 3.2 Confidentiality Obligations. Recipient shall retain Confidential Information in confidence, and shall not disclose it to any Third Party or use it for other than the purposes of this Agreement without the Discloser’s prior written consent. Recipient may disclose such Confidential Information to any Third Party, provided such Third Party has a need to know it for the purposes of this Agreement and is bound under confidentiality obligations at least as stringent as those of this Section 3.2 with respect to such Confidential Information. Each Party shall use at least the same procedures and degree of care with respect to such Confidential Information which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. Recipient will immediately give written notice to Discloser of any unauthorized use or disclosure of Discloser’s Confidential Information, and Recipient will assist Discloser in remedying such unauthorized use or disclosure.

Platform Access Agreement

Section 3.3 Compelled Disclosure. In the event that Recipient or any of its Affiliates or Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demands or other similar processes) to disclose any of Discloser’s Confidential Information, Recipient shall provide Discloser with prompt written notice of any such request or requirement sufficiently timely to allow Discloser adequate time to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

Section 3.4 Ownership of Materials. Each Recipient agrees that all Confidential Information received is and will remain the property of Discloser and shall not be copied or reproduced without the express permission of Discloser, except for such copies as may be reasonably necessary in order to accomplish the purpose of this Agreement. Upon written request of Discloser, Recipient shall immediately discontinue use of all Confidential Information of Discloser, and shall, at Discloser’s option, either destroy or return to Discloser all hard copies in its possession of such Confidential Information and any derivatives thereof (including all hard copies of any translation, modification, compilation, abridgement or other form in which the Confidential Information has been recast, transformed or adapted), and to delete all on-line electronic copies thereof; provided, however, that Recipient may retain one (1) archival copy of the Confidential Information, which shall be used only in case of a dispute concerning this Agreement. Notwithstanding the foregoing, no Party shall be required to destroy or alter any computer-based back-up files generated in the normal course of its business, provided that such files are maintained confidential in accordance with the terms of this Agreement.

Section 3.5 Exceptions to Confidentiality Obligations. Confidential Information will not include information to the extent that such information:

(a) was generally available to the public at the time of its disclosure to Recipient hereunder;

(b) became generally available to the public after its disclosure to Recipient hereunder other than through an act or omission of Recipient in breach of this Agreement; or

(c) was subsequently lawfully and independently disclosed to Recipient without restriction by a person, other than Discloser, with the right to do so.

In the event that Recipient intends to disclose to a Third Party any of Discloser’s Confidential Information under the exceptions (a), (b) or (c) above, Recipient must first obtain Discloser’s written permission to do so, which approval will be at Discloser’s sole discretion.

Section 3.6 Equitable Remedies. Since unauthorized use or disclosure of Discloser’s Confidential Information will diminish the value to Discloser of its proprietary interests in the Confidential Information, if Recipient breaches any of its obligations under this Article III, Discloser shall be entitled to equitable relief to protect its interests therein, including, but not limited to, injunctive relief, as well as money damages.

Section 3.7 Confidentiality Obligations Survival. With respect to each item of Confidential Information, transferred under this Agreement, the provisions of this Article III shall remain in effect until such time as Recipient can demonstrate, using only legally admissible evidence, that such item of Confidential Information is publicly known or was made generally available through no action or inaction of Recipient.

Section 3.8 Return of Confidential Information. On the termination of this Agreement, each of the Company and Manager shall return to Platform Provider all records, notes and other documents and materials that contain or embody any of Platform Provider’s Confidential Information in its possession as of the effective date of termination.

Platform Access Agreement

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.1 Authority. Each Party represents and warrants that it has the right to enter this Agreement, has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution, delivery, and performance by each such Party of this Agreement will not conflict with or result in any breach of, or constitute a default under, any security agreement, commitment, contract, or other agreement, instrument or undertaking to which such Party is a party or by which any of its property is bound.

Section 4.2 Ownership. Platform Provider represents and warrants that, except as otherwise disclosed to the Company and Manager prior to execution of this Agreement, Platform Provider has the right to provide to the Company and Manager a non-exclusive right to access and use the Jukebox Platform and access to the Intellectual Property.

Section 4.3 No Claims. Platform Provider represents and warrants that, except as otherwise disclosed to the Company and Manager prior to execution of this Agreement, no claim, whether or not embodied in any action past or present, of infringement of any patent, copyright, or other intellectual property right has been made or is pending against Platform Provider or, to the best of Platform Provider’s knowledge, against any entity from which Platform Provider has obtained rights relative to the Intellectual Property.

Section 4.4 Scope of Access. Platform Provider represents, and the Company hereby acknowledges, that Platform Provider is not a registered broker/dealer or an “investment advisor” under U.S. securities laws. Platform Provider does not, and will not, offer or participate in any offers of securities for sale or provide investment advice to others. The Company’s use of the Jukebox Platform shall be solely self-directed by the Company and its associated persons. Any statements or representations made by the Company on the Jukebox Platform pursuant to this Agreement shall be deemed to be made by the Company on its own behalf, and shall not be construed as statements or representations made by Platform Provider on behalf of the Company.

Section 4.5 Disclaimer. PLATFORM PROVIDER DISCLAIMS TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

Section 4.6 Non-Infringement; Indemnification. Platform Provider hereby represents and warrants that, to Platform Provider’s actual knowledge as of the date of this Agreement, the Company’s and Manager’s use of the Jukebox Platform and associated Intellectual Property for the purposes described in this Agreement will not infringe upon the proprietary rights of any Third Party. Platform Provider shall defend and indemnify the Company and Manager, as applicable, against all claims, losses, and liabilities, including reasonable attorney’s fees, based on allegations that the use of the Jukebox Platform and associated Intellectual Property for the purposes described in this Agreement infringes upon the patent, copyright, trademark or other proprietary right of any third party, provided that the Company and Manager promptly notifies Platform Provider in writing of any such claim or action and provides Platform Provider with sole control of the defense and settlement of any such action and reasonable

Platform Access Agreement

assistance, at Platform Provider’s reasonable expense. In the event an injunction is entered by a court of competent jurisdiction enjoining the use of the Jukebox Platform or associated Intellectual Property, or any portion thereof, or if Platform Provider reasonably suspects the Jukebox Platform or associated Intellectual Property, or any portion thereof, is infringing Third Party proprietary rights and use of the Jukebox Platform is likely to be enjoined, Platform Provider shall be entitled, in its reasonable discretion, to either procure the right for the Company and Manager to continue using the Jukebox Platform or associated Intellectual Property, or any portion thereof, or replace or modify the Jukebox Platform or associated Intellectual Property, or any portion thereof, to make it non-infringing. If neither of the foregoing alternatives is reasonably available in Platform Provider’s sole judgment, Platform Provider shall be entitled to terminate this Agreement. The foregoing states Platform Provider’s sole obligation and the Company and Manager’s sole remedy for a Third Party claim of infringement.

Section 4.7 Limitation on Damages. In no event will any Party’s liability in connection with this Agreement exceed amounts paid or due under this Agreement. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR INDIRECT DAMAGES ARISING OUT OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE V

TERM AND TERMINATION

Section 5.1 Term. This Agreement shall enter into effect on the Effective Date and shall remain in full force and effect until terminated by a written agreement between the Parties, unless terminated in accordance with this Article V.

Section 5.2 Termination on Default. Subject to the terms set forth in this Section 5.2, if a Party defaults in the performance of its material obligations hereunder, the damaged Party shall have the option, upon written notice to the defaulting Party, to terminate this Agreement. If within 30 days after notice of termination, the defaulting Party shall not have remedied the default, the applicable Parties shall consult in good faith for an additional 30 days to develop a plan to remedy such default and if such default is not corrected after such 30 day period, then this Agreement shall terminate.

Section 5.3 Termination in the Event of Bankruptcy. This Agreement may be terminated by any Party on notice, (i) upon the institution by another Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the debts, (ii) upon the institution of such proceedings against another Party, which are not dismissed or otherwise resolved in such Party’s favor within 60 days thereafter, (iii) upon another Party’s making a general assignment for the benefit of creditors, or (iv) upon another Party’s dissolution or ceasing to do business in the normal course.

Section 5.4 Termination on Impairment of Intellectual Property Rights. In the event that any law, regulation or governmental order is enacted or issued, which, in the reasonable opinion of Platform Provider, jeopardizes or impairs Platform Provider’s intellectual property rights in any of the Jukebox Platform or associated Intellectual Property in any country where any of the Intellectual Property is used, unless the Company and Manager agree in writing to refrain from using the Jukebox Platform or associated Intellectual Property in such country, Platform Provider may, at its option and in its sole discretion, terminate this Agreement, effective immediately upon giving written notice of termination to the Company and Manager.

Platform Access Agreement

Section 5.5 Termination for Convenience. This Agreement may be terminated by Company without cause by giving the other Parties sixty (60) days’ prior written notice of termination.

ARTICLE VI

GOVERNMENTAL REGULATION

Section 6.1 In General. The Parties shall comply with all applicable laws, regulations and governmental orders in connection with their performance and exercise of rights under this Agreement. Without limiting the generality of this Section 6.1, each Party shall obtain, and shall maintain in full force and effect throughout the continuance of this Agreement, all licenses, permits, authorizations, approvals and government filings and registrations necessary or appropriate for the exercise of its rights and the performance of its obligations hereunder.

ARTICLE VII

ENFORCEMENT OF AGREEMENT

Section 7.1 Governing Law and Jurisdiction. Any questions, claims, disputes or litigation concerning or arising from the Agreement shall be governed by the laws of the State of Delaware, United States, without giving effect to the conflict of laws principles of that state, or any nation state. Each of the Parties agrees to submit to the exclusive jurisdiction of the courts in the State of Delaware and the United States federal courts sitting in the State of Delaware for any matter arising out of or relating to this Agreement.

Section 7.2 Litigation. A Party may not bring a lawsuit or other action upon a cause of action under this Agreement more than one (1) year after the occurrence of the event giving rise to the cause of action.

Section 7.3 Remedies Cumulative. A Party’s remedies under this Agreement are cumulative and shall not exclude any other remedy to which the Party may be entitled. Termination of this Agreement by a Party shall not adversely affect or impair such Party’s right to pursue any other remedy including, without limitation, the right to recover damages for all harm suffered as a result of the other Party’s breach or default.

Section 7.4 Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use good faith efforts to negotiate a substitute, valid, and enforceable provision or agreement that most nearly affects the Parties’ intent in entering into this Agreement.

Section 7.5 Waiver. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the Parties.

Platform Access Agreement

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Amendments and Supplements. This Agreement may be amended or supplemented by additional written agreements, sections or certificates, as may be mutually determined in writing by the Parties from time to time to be necessary, appropriate, or desirable to further the purpose hereof, to clarify the intention of the Parties or to add to or modify the covenants, terms or conditions hereof or thereof.

Section 8.2 Assignment. No Party may assign this Agreement, its rights or responsibilities hereunder without the prior written authorization of the other Parties. Any assignment in derogation of the foregoing shall be void.

Section 8.3 Attorneys’ Fees. Subject to the limitation set forth in Section 4.7 (Limitation on Damages), the prevailing Party shall be entitled to recover from the losing Party the prevailing Party’s attorneys’ fees and costs incurred in any lawsuit or other action with respect to any claim arising from the facts or obligations set forth in this Agreement.

Section 8.4 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday or any public or legal holiday, whether local or national, the Party having such privilege or duty shall have until midnight local time on the next succeeding business day to exercise such privilege or to discharge such duty.

Section 8.5 Counterparts. This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document.

Section 8.6 Disclosure in Compliance with Applicable Laws. Notwithstanding any other statement in this Agreement, either Party may disclose this Agreement and/or its terms and conditions to the extent that such disclosure is necessary to comply with federal and state securities and other applicable laws. Further, in the exercise of their respective rights and the performance of their respective obligations under this Agreement, each Party shall comply with all applicable laws, regulations, and orders of any government having jurisdiction over the Parties. Without limiting the generality of this Section 8.6, each Party shall obtain and shall maintain in full force and effect throughout the continuance of this Agreement all licenses, permits, authorizations, approvals, government filings, and registrations necessary or appropriate for the exercise of its rights and the performance of its obligations hereunder and shall provide copies of all such documents to the other Party at its request.

Section 8.7 Entire Agreement. This Agreement (including any amendments) contains the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all previous communications, representations, understandings, and agreements, either oral or written, between the Parties with respect to the subject matter hereof.

Section 8.8 Force Majeure. No Party will be liable to another Party for failure or delay in the performance of any obligations under this Agreement for the time and to the extent such failure or delay is caused by reasons of acts of God or other cause beyond its reasonable control; provided however, that should a force majeure event continue to affect a Party for longer than one year, the other Party may terminate this Agreement effective upon written notice.

Platform Access Agreement

Section 8.9 Headings. The headings in this Agreement are for convenience only and will not be construed to affect the meaning of any provision of this Agreement. Any use of “including” shall also be deemed to mean “including without limitation”.

Section 8.10 Mutual Drafting. This Agreement is the joint product of the Parties hereto and their respective counsel, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such Parties and counsel, and shall not be construed for or against either Party hereto on the basis of authorship thereof.

Section 8.11 Notices. Any notice required or permitted to be given under this Agreement shall be given to the other Party by any means acceptable as agreed to by the Parties from time to time or by sending the notice to the above respective addresses.

Section 8.12 Sufficiency of Consideration. The Parties jointly and severally represent, warrant and covenant that each has received full and sufficient consideration for all assignments, licenses and other grants made, and obligations undertaken, in this Agreement.

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Platform Access Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be effective as of the date first above written.

JUKEBOX TECHNOLOGY LLC	JUKEBOX HITS VOL. 1 LLC

By:	By:

Name:	Name:

Title:	Title:

Title:

Platform Access Agreement